Exhibit 99.1

Quantum Technologies Reports Fiscal 2005 First Quarter Financial Results

Irvine, CA – August 31, 2004 - Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leading designer, manufacturer and integrator of packaged fuel systems for hydrogen fuel cell and alternative fuel applications, today reported results for its fiscal 2005 first quarter ended July 31, 2004. Conference call information is provided below.

For the first quarter of fiscal 2005, Quantum reported revenues of $6.4 million and a net loss of $2.4 million or $0.08 per share. This compared to revenues of $7.9 million and a net loss of $1.8 million or $0.08 per share for the same period of fiscal 2004. The decline in revenues is attributable primarily to delays in shipments caused by tightened availability of high-strength carbon fiber used in the production of the Company’s hydrogen fuel tanks and the discovery of a potential hydrogen incompatibility issue with a hydrogen pressure sensor provided to Quantum by a supplier for fuel regulation systems. Acceptable resolutions for both the supply of carbon fiber and sensor material compatibility have since been developed by establishing an acceptable delivery schedule of carbon fiber with the Company’s primary supplier and securing an alternative material for the sensor. As a result, the Company believes existing and future product orders over the foreseeable future will not be affected by these issues.

Fuel Cell Systems revenues during the quarter were $3.2 million, representing a 27% decrease over the prior year’s first quarter, which was $4.4 million; however, contract revenue for the application of fuel delivery systems for fuel cell vehicles increased by 214%, due to new and expanded programs from automotive OEM customers and military branches. The Fuel Cell Systems operating segment was profitable during the quarter with $0.1 million in operating income compared to $1.3 million in operating income in the first quarter of fiscal 2004. Revenues within the Alternative Fuels segment were $3.1 million during the quarter, representing an 11% decrease from $3.5 million in revenues for the same period of the previous year. The Alternative Fuels segment continued to improve its gross profits and reported an operating loss of $0.7 million compared to a loss of $0.9 million during the first quarter of fiscal 2004.

During the first quarter of fiscal 2005, Quantum’s net cash used in operations was $2.6 million compared to $43,000 during the prior year first quarter. The primary factor attributing to this increase related to unanticipated timing delays in the collection of customer receivables, since received by the Company that were outstanding at the end of the quarter. Depreciation and amortization expense was relatively flat at $1.3 million during the quarter ended July 31, 2004, compared to the prior year’s first quarter.

Alan P. Niedzwiecki, President and CEO, stated, “Although our financial performance this quarter was primarily impacted by temporary and now resolved issues with carbon fiber availability and the discovery of a potentially unsuitable material in a sensor, we are confident that these shortfalls will be restored during the next two fiscal quarters as we fulfill the delayed orders. These types of issues can occur in industries that are moving from one-off prototype programs toward more widespread commercialization with more stringent design requirements. As a Tier One OEM supplier, we have demonstrated an ability to identify solutions for such issues in an expeditious and thorough manner.

“Our outlook for the full fiscal year remains positive as we move forward on several new and expanding programs. We are continuing to broaden our customer programs by securing new customers and additional contracts from existing customers, including commercialization programs. We plan to continue to strengthen our efforts in developing and delivering technology solutions to this growing customer base, which we believe will strengthen our position as an industry leader, and allow us to deliver long-term value to our stockholders.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Statements of Operations

	Three Months Ended July 31,
	2003	2004
Revenue:
Net product sales	$6,549,685	$3,358,003
Contract revenue	1,328,501	2,996,944

Total revenue	7,878,186	6,354,947

Costs and expenses:
Cost of product sales	4,372,889	2,663,193
Research and development	3,108,153	4,126,359
Selling, general and administrative	2,154,747	2,199,104

Total costs and expenses	9,635,789	8,988,656

Operating loss	(1,757,603)	(2,633,709)
Interest income, net	26,235	208,585
Other expense	(9)	—
Provision for income taxes	(36,546)	(800)

Net loss applicable to common stock	$(1,767,923)	$(2,425,924)

Basic and diluted loss per share	$(0.08)	$(0.08)

Number of shares used in the basic and diluted per share calculation	22,680,444	31,686,322

Cash Flow Information:
Depreciation and amortization	$1,313,557	$1,252,354
Cash used in operating activities	42,917	2,629,339
Capital expenditures	67,455	692,200

	April 30, 2004	July 31, 2004
Balance Sheet Information:
Cash and cash equivalents	$15,728,901	$13,830,378
Marketable securities:
Maturing within one year	35,595,269	40,406,489
Maturing after one year	17,232,298	11,077,962
Total assets	103,446,944	100,487,740
Current liabilities	5,995,467	5,382,287
Stockholders’ equity	97,451,477	95,105,453
Working capital	57,689,205	62,057,671

Financial Results Call Scheduled:

Tuesday, August 31, 2004

1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (785) 832-1508

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins. For those of you unable to join us at this time, a playback of this call will be available on the Company’s Investor Relations web page: www.qtww.com/investor_relations/index.shtml. The playback will also be available via telephone until September 4, 2004 at 8:59 p.m. Pacific time. The number for this service is (888) 566-0824 or (402) 220-0117. For assistance, please call Elaine Lovre at (206) 315-8252.

About Quantum

Quantum is a leading designer, manufacturer and integrator of packaged fuel systems for hydrogen fuel cell and alternative fuel applications. Quantum focuses on three primary product and system applications: Transportation, Fuel Cell Stationary Power Generation and Hydrogen Refueling Infrastructure. In the Transportation sector, Quantum designs and supplies state-of-the-art packaged fuel systems to many of the world’s leading OEMs with Hydrogen systems for both Internal Combustion Engine (ICE) and Fuel Cell applications, and Natural Gas fuel systems for ICE applications. In Stationary Power, Quantum currently supplies components and packaged fuel systems to developers of Fuel Cell stationary power products and is working to expand its product portfolio in these applications. In the area of Refueling Infrastructure, Quantum offers several hydrogen refueling systems focused on early infrastructure development, targeting fleets of one to 20 vehicles.

Quantum’s ultra-light weight composite fuel storage, fuel injection and metering technologies, electronic control products and OEM-level systems integration capabilities have enabled the Company to develop a product portfolio with state-of-the-art technologies and products, a diverse customer base, and alliances with partners such as General Motors and Sumitomo Corporation.

Quantum is a Tier 1 OEM supplier and a member of the GM Fuel Cell Alliance of fuel cell commercialization companies. Quantum’s customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, Sunline, Yamaha and AeroVironment.

Quantum’s web site: www.qtww.com.

Except for historical information, the statements, expectations, and assumptions contained in the foregoing press release are forward-looking statements. Such forward-looking statements include, but are not limited to, the Company’s expectations regarding revenues and cash from operations in future periods and expected future operating results; future opportunities for Quantum; the Company’s ability to fulfill orders in the future; and other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Factors that could cause actual results to differ materially from such forward-looking statements include, among other factors, prevailing market conditions; the Company’s ability to design and market advanced fuel metering, fuel storage and electronic control products; the Company’s ability to meet OEM and military specifications; the success of the Company’s recently announced and anticipated programs with strategic partners; growth of the Company’s business in international markets; the level and success of the Company’s development and commercial programs with OEMs, particularly shifts in demand for fuel cell products from OEM customers; the Company’s ability to realize projected revenues in light of a highly concentrated customer base; the Company’s ability to reduce operating costs; fluctuations in orders from the Company’s customers;

availability of component parts and raw materials that meet the Company’s requirements; the Company’s ability to source alternative materials and suppliers; and the Company’s ability to achieve profitability on a consolidated basis. Reference should also be made to the risk factors set forth from time to time in the Company’s SEC reports, including but not limited to those contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2004. The Company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

Cathy Johnston

Director of Communications and Corporate Support

+1-949-399-4548

cjohnston@qtww.com

©2004 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500    Fax 949-399-4600